Exhibit 16.1

ETANIA AUDIT GROUP P.C.
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720

(435) 865-2808 · FAX (435) 865-2821

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Etania Audit Group P.C. (formerly Davis Accounting Group P.C.) is the former independent registered accountant of Sonora Resources Corp. (formerly Nature’s Call Brands Inc.) (the “Company”). We have read the Company’s Current Report on Form 8-K/A dated March 18, 2011, and are in agreement with the contents of Item 4.01(a), paragraphs one through six. For the remainder of the Current Report on Form 8-K/A, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Etania Audit Group P.C.

Cedar City, Utah,
March 18, 2011.